EXHIBIT A
JOINT FILING AGREEMENT
The undersigned acknowledge and agree that the foregoing Statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this Statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Date: June 7, 2010	GCP VRC Ltd.

	By: Title:	/s/ John Hawkins Director

Date: June 7, 2010	GCP II VRC Ltd.

	By: Title:	/s/ John Hawkins Director

Date: June 7, 2010	Generation Members’ Fund II LP

	By: Title:	/s/ John Hawkins Managing Member of its General Partner,
Generation Partners II LLC

Date: June 7, 2010	Generation Capital Partners II LP

	By: Title:	/s/ John Hawkins Managing Member of its General Partner,
Generation Partners II LLC

Date: June 7, 2010	Generation Capital Partners VRC LP

	By: Title:	/s/ John Hawkins Managing Member of its General Partner,
Generation Partners VRC LLC

Date: June 7, 2010	Mark E. Jennings

	By: Title:	/s/ Mark E. Jennings Self

Date: June 7, 2010	John Hawkins

	By: Title:	/s/ John Hawkins Self